Exhibit 99.1

Synchrony Elects Fernando Aguirre, former CEO of Chiquita Brands, to its Board of Directors

July 24, 2019 - STAMFORD, CT — Synchrony (NYSE:SYF), one of the nation’s premier consumer financial services companies, today elected Fernando Aguirre, former chairman and CEO of Chiquita Brands International, to its board of directors, effective immediately.
“Fernando is a seasoned business executive with expertise as a public company CEO and deep consumer and marketing experience. We are excited about adding his skills and expertise to the Synchrony board," said Margaret Keane, CEO, Synchrony. "His business acumen as well as his perspective on digital marketing and branding will be a great asset to Synchrony and our shareholders.”
Aguirre has a wealth of knowledge spanning leadership, strategy, digital marketing, branding, and communications. He served as Chairman and CEO of Chiquita Brands International for nearly nine years. Prior to his CEO position, he held various global marketing and management roles at Procter & Gamble (P&G).
Aguirre is currently on the boards of CVS Health and Barry Callebaut. Previous to those, Fernando served on other boards including Aetna, Inc., Coca Cola Enterprises, and Levi Strauss & Co.
He is currently the Owner & CEO of the Erie SeaWolves Minor League Baseball team, the double AA affiliate of the Detroit Tigers. He also owns a minority stake in the Myrtle Beach Pelicans, a high A affiliate of the Chicago Cubs.
A native of Mexico, Aguirre is also a prominent figure in the hispanic community recognized as one of the 100 Influentials by Hispanic Business Magazine and honored with the Hispanic Heritage Leadership Award by the NFL.
“I am honored to become part of the Synchrony family. The company is leveraging its deep investments in technology to deliver exceptional consumer experiences," said Aguirre. "Today's consumer is looking for seamless payment options, and I'm excited to join Synchrony at a time of innovation and growth.”
With the appointment of Aguirre, Synchrony's board consists of eleven members including: Paget Alves, former Chief Sales Officer of Sprint Corporation; Arthur Coviello, Jr., former EVP of EMC Corporation and Executive Chairman, RSA Security, Inc.; William Graylin, Chairman and CEO of OV Loop, Inc.; Roy Guthrie, former CEO of Renovate America, and former EVP and CFO of Discover Financial Services Inc.; Richard Hartnack, former Vice Chairman and Head, Consumer and Small Business Banking of U.S. Bancorp; Margaret Keane, CEO, Synchrony; Jeffrey Naylor, former Senior EVP and CAO of the TJX Companies, Inc.; Laurel Richie, former President of the Women's National Basketball Association LLC; Olympia Snowe, Chairman and

CEO of Olympia Snowe, LLC, and former U.S. Senator from 1995-2013 and member of the U.S. House of Representatives from 1979-1995; Ellen Zane, former President and CEO of Tufts Medical Center and the Floating Hospital for Children.

About Synchrony Financial
Synchrony Financial (NYSE:SYF), is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $140 billion in sales financed and 80.3 million active accounts, Synchrony Financial brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchrony.com and through Twitter: @Synchrony.
Media Contact for Synchrony
India Kessler
Synchrony
203-585-2136
india.kessler@syf.com